Exhibit 21

                          Subsidiaries of the Company

     The following table sets forth the name and state or other jurisdiction of incorporation of each of the Company's subsidiaries (excluding subsidiaries which taken individually or in the aggregate would not constitute significant subsidiaries as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934) as of December 31, 1993. Each subsidiary is wholly owned and its financial statements are included in the Consolidated Financial Statements of the Company.

     Porta Systems Leasing Corp. - Delaware
     Porta Systems Foreign Sales Corp. - U.S. Virgin Islands
     Porta Systems Limited - United Kingdom
     Vanderhoff Communications Limited - United Kingdom
     Vanderhoff Business Systems Limited - United Kingdom
     Lero Industries Limited - United Kingdom
     Porta Systems, S.A. de C.V. - Mexico
     Criterion Plastics, Inc. - Texas
     Miror Telephony Software, Inc. - North Carolina
     Aster Corporation - Delaware
     Aster (Ireland) Ltd. - Bermuda

     All corporations listed above do business under their respective corporate names.